CONSULTING AND AGREEMENT

AGREEMENT (the Agreement") is made as of March 29, 2016 by and between **All For One Media, (AFOM),** (the "Company"), a public company with a principle office at 236 Sarles St., Mount Kisco, NY 10549 and **Irving Minnaker**, an individual residing at 1165 Richman rd. Mahwah, Jersey 07430 (the "Consultant").

RECITALS:

WHEREAS, the purpose of this Agreement is to providing consulting services to the Company by Consultant who has extensive experience with micro-cap public corporations, including but not limited to provide strategic planning, introductions to potential partners, assist in the development of a corporate financing plan (the "Services");

WHEREAS, Company wishes to broaden its visibility through the Consultant's efforts, and receive the benefit from Consultants strategic planning in the micro-cap arena

WHEREAS, the Company desires to engage the Consultant, and the Consultant is willing to become engaged by the Company, to assist the Company as a consultant on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1. Term. Unless sooner terminated as hereinafter provided, the term (the "Term") of this Agreement will commence as of June 1, 2016, and will expire in one hundred eighty days thereafter (180) days later (the "Initial Term"). By giving a three (3) day prior written notice prior to the expiration of the initial term the Company at is option may extend the Agreement for an additional one hundred eight days (the "Renewal Term").

2. Appointment of Consultant. The Company hereby engages the Consultant, and the Consultant hereby accepts such engagement, to provide the Services to Company.

3. Scope of Engagement. In providing the consulting Services to be rendered by the Consultant to the Company Consultant will coordinate with the Company on all strategic planning including; the roll out of Company's business plan, raising of funds, and investor lead management services normal and customary in the industry.

4. Compensation.

A. For the Services to be rendered by Consultant, during the Initial Term Company shall by Consultant by issuing to Consultant two million (2,000,000) free trading common shares as follows Within seven (7) days of the execution by both parties of this Agreement (the "Effective Date) one million (1,000,000) free trading common shares of Company. Once the initial plan for the company has been completed an additional one million (1,000,000) free trading shares of the company shall be issued, and if this Agreement will be

extended by the Renewal Term an additional two million (2,000,000) free trading common shares of Company to be issued as agreed upon at that time;

B. Any compensation due Consultant hereunder will be delivered within three (3) business days from the Company's receipt of filing receipt of the Section S8 Plan.

5. S8 plan. Company agrees to forthwith upon the parties execution of this Agreement and forthwith if there is a Renewal Term, File the mandatory Section S8 plan required to allow Company to compensate Consultant by issuing free trading shares..

6. Waiver of Conflict. Company recognizes that among the parties that Consultant may introduce, there might be a conflict. Notwithstanding Company hereby waves any potential conflict for Consultant between parties so introduced by Consultant.

7. Termination. This agreement may expire as contemplated by the parties as hereinabove stated. Notwithstanding the forgoing, Company may terminate this Agreement in advance by a three (3) day written notice. In such an event, all compensation are to be considered earned.

8. Notices. Any notice or other communication required or authorized to be given by one party to the other party hereunder will be deemed given when delivered in writing, either personally or by registered mail, telex, telegraph, cable or telefax (postage or other charges prepaid), addressed to the receiving party at the address as first above written, or at such other address or telex, telegraph, cable or telefax number as such party may, from time to time, have specified in like manner, with a copy of any such notice or other communication to the attorney for each party at the address set forth below:

if to the Company: 236 Sarles St., Mount Kisco, NY 10549

If to Consultant: 1165 Richmond Rd., Mahwah, NJ 07430

9. Governing Law. This Agreement will be construed in accordance with and governed by the internal laws of the State of New York (not considering any conflicts of law)

10. No Waiver. Waiver by a party of a breach by the other party, or a party's failure to insist upon strict performance of the whole or a part of any provision of this Agreement by the other party, will not be deemed a continuing waiver or a waiver of future compliance therewith, and the whole or part of such provision will remain in full force and effect.

11. No Authority. The parties hereto expressly acknowledge that the Consultant has no authority to bind the Company, nor will the Consultant be entitled to any benefit now or hereafter provided by the Company to its employees. Further, nothing contained in this Agreement is intended to create an employment, joint venture, partnership, corporation, or association between the Consultant and the Company.

12. Entire Agreement. This Agreement contains the entire agreement between the parties concerning the subject matter hereof, and, supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

13. Amendments. This Agreement may be amended or modified, in whole or in part, only by an instrument in writing signed by the parties hereto. Any amendment, consent, decision, waiver or other action to be made, taken or given by Company with respect to this Agreement will be made, taken or given on behalf of Company only upon the authority of its Board of Directors.

14. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will constitute an original and all of which will be deemed a single instrument.

15. Headings. Headings and sub-headings are for convenience only, and are not to be deemed a part of this Agreement.

EXECUTED as an instrument under seal as of the date first above written.

COMPANY:	**CONSULTANT:**
By: ______________________	______________________
Its President	